Exhibit 99.2

IMAGEWARE SYSTEMS, INC.
FIRST QUARTER 2007
EARNINGS CONFERENCE CALL
5/15/2007
4:30 PM

PARTICIPANTS

Jim Williams - Chairman and CEO
Wayne Wetherell - CFO

Operator:

Greetings ladies and gentlemen, and welcome to the ImageWare Systems First Quarter 2007 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  I will now turn the call over to Miss Mariah Siltan.  Thank you Miss Siltan.  You may begin.

Mariah Siltan

Thank you Ryan, and good afternoon everyone.  With us on the call today are Jim Miller, ImageWare’s Chairman and CEO, and Wayne Wetherell, CFO.  Before I turn the call over to management, I would like you to please note that this call may contain forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey the Company’s progress, business opportunities and growth process, this major caution is that such forward-looking statements represent management’s opinion.  While management believes such representation to be true and accurate based on information available to the Company, actual results may differ materially from those described.  The Company’s operations and business process are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission.  I would now like to turn the call over to Jim.

Jim Miller - Chairman and CEO:

Thank you Mariah, and good afternoon to one and all.  As we shared with you on our last call, the first quarter of 2007 was one of the busiest quarters ever experienced by our Company.  We deepened relationships with several partners, such as Honeywell, G Security, Unisys and CSC, that position us to participate in identify management projects on a worldwide basis.  In fact, we also initiated talks with several new large partners, and thereby made progress in executing on our plan to move our products to market with large global partners, marketing and selling large scale I.D. solutions around the world.  We bid on several projects, and have been advised that our products have been selected, and we hope to be able to be in a position to announce these orders in a formal manner to you shortly.  While all of this activity did not translate into a sequential increase in revenue, it did set the stage for a promising rest of the year.  As we have discussed before, our business is affected by factors such as the inherently slow government sales cycle, and the lumpiness of revenue from our State, Federal and local customers.  On our last call, we shared our expectation that these factors would negatively impact the first quarter sales, and cause them to be down from the fourth quarter.  This was the case, and our lack of project revenue resulted in an admittedly unsatisfactory revenue level of 1.3 million for the quarter.  However, we ended the first quarter with backlog of product orders of 1.9 million, up from 1.6 at year end.  And please note that due to customer delivery and acceptance schedule cycles, approximately 1.4 million of our first quarter backlog was also part of our fourth quarter backlog.  Over 1.4 million of the product order backlog at the end of 2006 remains backlogged at the end of March due to customer delivery and acceptance schedules.  We anticipate that the majority of these orders will be delivered and recognized in the second quarter.  Our visibility in our backlog, and more importantly, projects which for the time being must remain confidential pursuant to their terms, gives us continued confidence that we will meet our annual targets.  And therefore, we today reaffirm our guidance for 2007.

There are some wins I can discuss.  In the first quarter and recently our ImageWare Biometric engine product and other solutions secured a number of new and expanded orders and partnerships with major integrators.  Honeywell Security will integrate the engine’s biometric enrollment, identity proofing, card management and issuance that biometrically enable to secure credentials into its physical act of controlled product sweep.  Unisys selected the engine to be part of its Registry and Positive Identification Solution, know as RAPIDS, and HSBD-12 ID solutions that are on display in the Unisys Center of Excellence.  And as you know, we are working with Unisys and the Government of Canada on the electronic visa program, which I am pleased to report to you is running very well.  In fact, the Canadian Government has attained their initial goal of 18 thousand enrollments in half of the anticipated time, and therefore the Government has now begun to purchase more licenses than originally anticipated.  We believe this indicates the Canadian Government’s happiness with the product.  Given the success of the ED pilot to date, we are doubly excited about additional opportunities, such as bidding on the Canadian passport project with our partners at Unisys, which will be decided later this year.  Probaris will use the engine to expand its biometric capabilities for HSBD-12 projects, and a large systems integrator will use the engine in port and transportation worker security.  Additionally we are building an expertise in mobile devices.  Computer Science Corporation, known as CSC, will integrate the engine to help drive its border and immigration solutions, and will enable government agencies to achieve safer borders and immigration goals.  We are now in the first phase of a joint project to supply software for BioMetric Identify Management mobile devices, and we anticipate the receipt of an order for approximately 1.4 million in the very near term.

On the last call, we discussed work we were doing to enter into the private healthcare and medical industry arenas.  In early April, the Nonprofit Consortium of Patients, Physicians and Pharmacists Fighting Diversion, selected ImageWare to assist in the implementation of a comprehensive biometric identify management solution as part of its Forensic Medicine Technology Program.  This program will enable the PPTFD group to biometrically enroll, verify and issue I.D. cards to help identify and verify the identify of legitimate participating patients.

On top of that, we are now at work on an exciting demonstration project with General Electric Corporation, and hope to share the positive results of that project with you in the very near future.

On the international front, we are working on several projects that are at various stages of the cycle, from fitting to development.  Some have been a bit slow to progress, but now appear to be forging ahead.  Also during the quarter, we presented and exhibited the award-winning BioMetric Engine, along with our Federal Information Processing 201 Personal Identity Verification Solutions, and related identify management products at the Sixth Annual Smart Cards in Government Conference held in Washington.

All of these activities demonstrate the flexibility of our solutions, and in particular, our flagship product, the BioMetric Engine, which can be seamlessly integrated or used to stand alone with a multi-module biometric identify management solution.

And now I’ll turn it over for Wayne for the financial review.  Wayne.

Wayne Wetherell - CFO:

Thank you Jim.  Revenue for the quarter ended March 31, 2007, totaled 1.3 million, compared to 2.8 million in the same quarter of 2006, due primarily to lower project revenue and project revenue recognition in the quarter.  Product Revenue was 709 thousand for the first quarter, and this compared to 2.3 million in the prior year’s quarter, and again was due to timing of project orders and revenue recognition.  Maintenance Revenue for the first quarter of 2007 was 627 thousand, compared to 511 thousand in the first quarter of 2006.

Gross Margins for the quarter were 64% of revenue, compared to 71% for the first quarter of 2006.  The decrease reflects the lower revenue levels and the impact of fixed costs related to our infrastructure to customize, configure and deliver customer solutions that make up part of our costs of sales.

First quarter Operating Expenses totaled 3.1 million, compared to 3.3 million in the prior year.  Lower costs in Sales and Marketing and G&A were partially offset by higher costs for Research and Development.  Reduction in Sales and Marketing Expense was due to our strategy to reduce our direct sales headcount and focus our sales resources on developing strong partnerships with major integrators.

Increased spending in Research and Development reflects a non-recurring charge of approximately 150 thousand in the quarter related to a restructuring of our Canadian engineering office, and increased spending on development of new applications of our identity management technology into such areas as mobile devices.

Our Net Loss for the first quarter totaled 2.4 million, or $0.18 a share, compared to a Net Loss of 1.3 million, or $0.10 a share in the first quarter of 2006.

Our Cash totaled 1.4 million at March 31, 2007.  In the quarter we raised approximately 1.5 million through a private placement, which was used to retire secured notes payable.  In addition, during the quarter we received approximately 1.1 million from the exercise of outstanding warrants.

Accounts Receivable at March 31, 2007 was 998 thousand, compared to 1.7 million as of March 31, 2006.  The amounts are net of an allowance for doubtful accounts of 498 thousand, and 483 thousand in 2007 and 2006, respectively.  The decrease in Accounts Receivable is directly related to the lower revenue levels in the first quarter.

As Jim discussed in his opening remarks, product sales order backlog at March 31 totaled 1.9 million.  We also had maintenance and support backlog of 1.3 million.

Now I’d like to turn the call back to Jim.

Jim Miller - CEO:

Thanks Wayne.  Last week we demonstrated our products at the Government Security Expo and Conference in Washington.  We continue to work with a very clear focus executing on our plan to build relationships with system integrators, expand our customer base, and implement large scale high-end solutions.  For example, we are working on another healthcare project that builds on the successful deployment of our Credentialing and ID Badging Solutions, in support of disaster and emergency management situations, scenarios with similar identify management requirements such as those that were experienced in the aftermath of Hurricane Katrina.  In support of their Emergency Preparations Program, the State Department of Public Health has decided to standardize on ImageWare’s Comprehensive Credentialing Solution to enhance the ability of Health Departments across their states to prepare for and respond to bioterrorism and other pubic health emergencies.  This is yet another example of our expertise in developing responsive solutions that support our public health, law enforcement and other emergency management communities.

Finally, we are very close to announcing that another large integrator of market-leading identify management solutions has validated the ImageWare PIV Solution as meeting its integration standard.  Adding ImageWare’s Biometric enrollment, our Biometric engine, and our card issuing capabilities, to it’s identify management product, will enable it to provide its customers with validated solutions that are interoperable with their existing infrastructure, and flexible as they evolve.  We remain confident that we will achieve quarterly run rates in the second half of 2007 near or above break-even levels in terms of both net income and cash flow.  We expect an inflection point in our business in mid-2007 as a result of market adoption, market penetration through our partners, and recognition of the benefits of our product offering.

I look forward to reporting future developments with you in the next quarter’s conference call, and would now like to turn the call back to the operator to start a Q&A session.

Operator:

Thank you.  Ladies and gentlemen, at this time we’ll be conducting a question-and-answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate that your line is in the question queue.  If you’d like to remove your question from the queue, you may press *2.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.  Take a moment to poll for questions.  Once again, if you have a question, please press *1 on your telephone keypad.  Ladies and gentlemen, once again, if you have a question, please press *1 on your telephone keypad.  Once again, if you’d like to ask a question, please press *1 on your telephone keypad.  Seeing as there are no questions at this time, I’d like to turn the call back to management for any concluding remarks.

Jim Miller - CEO:

Thanks Ryan.  And thank you all for your participation today.  From our vantage point, we have visibility into events we’re not able to discuss with you yet., and we are pleased with our progress in the second quarter.  As such, we believe we will be able to deliver second half 2007 quarter run rates near or above break-even levels in terms of both net income and in cash flow.   We will certainly keep you posted on our progress, and we encourage you to put us on your watch list for news to come in the near term.  Thank you all for your participation again today.

Operator:

Ladies and gentlemen, this concludes today’s teleconference.  Thank you for your participation.  You may disconnect your lines at this time.